UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 12, 2013

COUPON EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-20317	33-0912085
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Fifth Avenue, Suite 210, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(914) 371-2441

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2013, the Company announced that the Board of Directors has determined that it is advisable and in the best interests of the Company to begin a search for a new Chief Executive Officer and has formed a CEO Search Committee in connection with the search.  The CEO Search Committee consists of Joseph Heller, Alan Schor and Herbert B. Soroca, current members of the Company’s Board of Directors.  Under certain circumstances, the candidate must be approved or selected by Nextlevel VIII, LLC, the Company’s majority holder of its Series A Preferred Stock, or by its Board designee as a member of the CEO Search Committee. The Company expects to complete the search in approximately one hundred twenty (120) days.  Pending the results of the search, Eric L. Kash will continue in his role as Chief Executive Officer.  Upon the hiring of a new CEO, Mr. Kash will continue as President, Chief Financial Officer and Chairman of the Board, and his current employment agreement will be extended for one (1) year from the date of hiring of the new CEO at his current level of compensation. The extension will also provide for severance payments of one (1) year if Mr. Kash’s employment agreement is not extended or renewed upon its expiration, or in the event of its earlier termination.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coupon Express, Inc.
(Registrant)

Date	March 12, 2013
/s/ Eric L. Kash
(Signature)